Exhibit 99.1

ZiLOG, Inc. Announces a 2 For 1 Reverse Stock Split

SAN JOSE, Calif.-February 18, 2004 - ZiLOG Inc. (OTCBB: ZILG), a global supplier of 8-bit micrologic semiconductor devices, today announced that its board of directors has approved a 2 for 1 reverse split of its common stock, one of the four reverse stock split ratios approved by ZiLOG’s stockholders at a special meeting held on February 12, 2004.

ZiLOG’s board of directors set February 18, 2004 as the record date for the reverse stock split. The reverse stock split will be effective on March 1, 2004, and ZiLOG’s common stock will begin trading under the split adjustment when the market opens on March 2, 2004.

ZiLOG’s stockholders also approved the following actions at the special meeting held on February 12, 2004: (1) amending the Company’s Amended and Restated Certificate of Incorporation to increase the authorized size of the Company’s Board of Directors to a maximum of nine members and removing certain restrictions on membership of the Board of Directors and the Nominating Committee; (2) approving the adoption of the 2004 Omnibus Stock Incentive Plan and a related amendment to the Company’s Amended and Restated Certificate of Incorporation; (3) approving the adoption of the 2004 Employee Stock Purchase Plan; and (4) amending the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000 shares.

ZiLOG, Inc. (OTCBB:ZILG) is a global supplier of 8-bit micrologic devices. We design, manufacture and market a broad portfolio of these devices for embedded control and communication applications used in our target markets: consumer electronics, home appliances, security systems, point of sales terminals, personal computer peripherals, as well as industrial and automotive applications. We are headquartered in San Jose, California, and employ approximately 670 people worldwide with sales offices throughout Asia, Europe and North America. For more information about ZiLOG and our products, including the eZ80Acclaim!, Z8 Encore!(R) and the CRIMZON microcontroller families, visit ZiLOG’s website at: http://www.ZiLOG.com.

For more information please contact:

ZiLOG, Inc.

Diana Vincent, 408-558-8428 (Corporate Communications)

dvincent@ZiLOG.com

Jonathan Lee, 408-558-8500 (Investor Relations)